Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Group of Companies Announces Promotions of

Philip Koosed and Jake Himelstein

SEMINOLE, FL – July 2, 2021 – Superior Group of Companies, Inc. (NASDAQ: SGC), is excited to announce two promotions, effective immediately, among its executive team. Philip Koosed, who is the Founder of BAMKO® and has served as its President, is promoted to Chief Strategy Officer of Superior Group of Companies. Jake Himelstein, who has served as the Chief Operating Officer and Chief Financial Officer of BAMKO, is promoted to President of BAMKO.

“This is an important and momentous day for Phil, Jake, and the entire company,” said Michael Benstock, CEO of SGC. “In welcoming a new member into the C-Suite, we are bringing in a dynamic leader with a proven track record of growth, vision, and an ability to execute.” In his role as Chief Strategy Officer, Koosed will be supporting all of SGC, including BAMKO, by providing strategic guidance and execution for the largest growth opportunities within the business. “What Phil, Jake and our team have accomplished at BAMKO these last few years has been phenomenal,” said Benstock. “Phil’s elevation, while deserved in its own right, has been made possible by Jake Himelstein’s emergence as an invaluable leader within the branded merchandise segment over the past few years.”

“I am genuinely excited about the opportunity to become the Chief Strategy Officer for SGC and look forward to helping propel SGC into its second 100 years of exemplary growth and value,” said Koosed. “BAMKO has been my life’s work and I will continue to play a key role in the vision and evolution of that business as well as all of SGC’s business units. I cannot wait to bring the spirit of growth, transformation, and fun that we have had at BAMKO to the future that we are all going to build together here at SGC.”

“We have created an incredible dynamic on so many levels here at BAMKO and I am excited to build upon that legacy,” said Himelstein. “We will move forward with an enhanced focus and commitment to the values that have made BAMKO such a special place for so many. I am honored to have the opportunity to lead this extraordinary team.”

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™ formerly Superior Uniform Group, established in 1920, is a combination of companies that help our customers unlock the power of their brands by creating extraordinary brand engagement experiences for their employees and customers. We provide customized support for each of our divisions through our shared services model.

Fashion Seal Healthcare®, HPI® and WonderWink® are our core uniform brands. Each is one of America’s leading providers of uniforms and image apparel in the markets we serve. We specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every workday, more than 7 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions®, Public Identity® and Gifts By Design are our signature promotional product companies. We provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for our customers in order to accelerate their growth and improve our customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as our financial strength and resources, provides unparalleled support for our customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of our business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:

Andrew D. Demott, Jr. COO, CFO & Treasurer -OR- 727-803-7135	Hala Elsherbini Three Part Advisors Senior Managing Director 214-442-0016

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